EXHIBIT 1


                             INTERCREDITOR AGREEMENT


     INTERCREDITOR AGREEMENT (this "Agreement"), entered into as of the 7th day of March, 2003, by and between PVC FUNDING PARTNERS LLC (the "Purchaser") and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent under the Credit Agreement and the Series C Issuance Agreement described below (the "Administrative Agent").


                              W I T N E S S E T H :

     WHEREAS, pursuant to that certain Note and Share Purchase Agreement dated as of December 20, 2002 and/or one or more other agreements pursuant to which Shares (as hereinafter defined) have been sold to the Purchaser on or about the date hereof (collectively, as amended, the "Purchase Agreement"), the Purchaser has, on the date hereof, purchased and acquired from the Sellers (as hereinafter defined) an aggregate of (a) $20,500,000 in principal amount of Notes (and the corresponding Commitments) outstanding under the Third Amended and Restated Credit Agreement dated as of April 12, 2002 (the "Credit Agreement") by and among PlanVista Corporation ("PVC"), PlanVista Solutions, Inc., the "Lenders" thereunder and the Administrative Agent, and (b) 29,851 shares of Series C Convertible Preferred Stock of PVC; and

     WHEREAS, as a condition to the parties' obligations to consummate the transactions pursuant to the Purchase Agreement, the parties hereto have agreed to enter into this Agreement to provide for certain matters relating to their ownership of Notes and Shares (as such terms are hereinafter defined);

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereby covenant and agree as follows:

     1.  DEFINITIONS.

         (a) As used in this Agreement, (i) the term "Seller" means each person which has sold Notes and/or Shares to the Purchaser pursuant to the Purchase Agreement, (ii) the term "Notes" means the "Term Notes" as defined in and under and pursuant to the Credit Agreement, and shall also include all related Commitments (including letter of credit funding obligations) under the Credit Agreement, (iii) the term "Purchaser Notes" means the Notes purchased by the Purchaser pursuant to the Purchase Agreement, and any Notes issued in substitution or replacement therefor at any time and from time to time, (iv) the term "Non-Purchaser Notes" means all Notes outstanding at any time other than the Purchaser Notes then outstanding, (v) the term "Debt Sellers" means those Sellers who have sold the Purchaser Notes to the Purchaser on the date hereof pursuant to the Purchase Agreement, (vi) the term "Shares" means all shares of Series C Convertible Preferred Stock of PVC outstanding from time to time (including any shares issued as in-kind dividends on the Series C Convertible Preferred Stock of PVC), and (vii) the term "Purchaser Shares" means the Shares purchased by the Purchaser pursuant to the Purchase Agreement.

         (b) All other capitalized terms used in this Agreement without definition have the respective meanings ascribed to them (directly or by reference) in the Purchase Agreement.

     2.  DEBT PROVISIONS.

     By reason of the Purchaser's purchase of the Purchaser Notes pursuant to the Purchase Agreement, the Purchaser hereby joins in and becomes a party to the Credit Agreement as a "Lender" thereunder, and shall have and enjoy all rights of a "Lender" pursuant to the Credit Agreement and other Loan Documents pursuant thereto, except that (a) any and all scheduled payments of principal pursuant to
Section 2.2(a) of the Credit Agreement prior to the Maturity Date (as such term is defined in the Credit Agreement), and any and all mandatory prepayments pursuant to Sections 2.2(b)(ii)(C), 2.2(b)(ii)(D), 2.2(b)(ii)(E) and/or 2.2(b)(ii)(F) of the Credit Agreement, shall be allocated and paid first to the holders of the Non-Purchaser Notes, ratably in proportion to the respective principal balances of such Non-Purchaser Notes, in reduction of such Non-Purchaser Notes until such Non-Purchaser Notes have been paid in full, and thereafter to the holders of the Purchaser Notes, ratably in proportion to the respective principal balances of such Purchaser Notes, until the Purchaser Notes have been paid in full, and (b) in all matters submitted or required to be submitted to a vote or consent of the Lenders under any of the Loan Documents (other than matters described in clauses (a) through (g) of Section 13.12 of the Credit Agreement, as to which (i) the holders of the Purchaser Notes shall retain their voting rights, and (ii) the proxy below shall not be applicable), the Purchaser Notes shall be voted consistently (on a percentage basis) with the vote or consent given by the Debt Sellers (determined based on the respective principal amounts of Non-Purchaser Notes held of record by such Debt Sellers), and the Administrative Agent (as acting from time to time) is hereby authorized (as a proxy coupled with an interest, which shall not be revocable unless and until all of the Notes have been paid in full and all Commitments under the Credit Agreement have been terminated) to vote or give consents with respect to the Purchaser Notes in accordance with this Section 2(b).

     3.  EQUITY PROVISIONS.

         (a) By reason of its purchase of Purchaser Shares pursuant to the Purchase Agreement, the Purchaser hereby joins in and becomes a party to, and agrees to be bound by and comply with, and shall have all rights and benefits under, the Stockholders Agreement dated as of April 12, 2002 by and among PVC and the holders of the outstanding Shares (the "Stockholders Agreement")

         (b) So long as the Purchaser and/or its affiliates collectively own a majority of the outstanding Shares, the Purchaser shall have the right to designate itself as the Administrative Agent under and for all purposes of the Series C Convertible Preferred Stock Issuance and Restructuring Agreement dated as of April 12, 2002 by and among PVC, the "Investors" thereunder and the Administrative Agent (the "Series C Issuance Agreement"). Any such substitution shall be effective upon written notice thereof from the Purchaser to the Administrative Agent, and the Administrative Agent hereby agrees to cooperate with the Purchaser in all reasonable respects in effecting any such transition.


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


         (c) In order to fill the vacancies in the Board of Directors of PVC caused by the resignation on the date hereof of the Class B Directors previously designated by the holders of the Shares, the Purchaser (as the holder of a majority of the outstanding Shares) hereby designates Harold Blue, Richard Corbin and Michael Falk as Class B Directors of PVC, and the Purchaser hereby votes all of its Shares in favor of such nominees. The Purchaser, the Administrative Agent and each holder of Shares is hereby authorized to give written notice to PVC of such new Class B Directors, who shall be deemed to have taken on such positions effective immediately upon the effectiveness of the resignations of the prior Class B Directors.

         (d) In the event of the first Board Shift Event (as such term is defined in the Certificate of Designation in respect of the Shares) occurring subsequent to the date hereof, if, as and when the holders of the Purchaser Shares (or their Class B Director designees) elect a fourth Class B Director and thereby constitute the Class B Directors a majority of the entire Board of Directors of PVC, or if, within fifteen (15) days after any holder of Purchaser Shares obtains actual knowledge of such Board Shift Event, the holders of the Purchaser Shares (acting by a majority in interest of such holders) fail to give written notice to the Administrative Agent (on behalf of the holders of the Non-Purchaser Notes) indicating that the holders of the Purchaser Shares will not exercise their right to elect a fourth Class B Director by reason of such Board Shift Event, then, automatically and without requirement of any further action, agreement or writing of any person, the subordination provisions set forth in Annex A annexed hereto shall become operative. In the event that, within fifteen (15) days after any holder of Purchaser Shares obtains actual knowledge of such Board Shift Event, the holders of the Purchaser Shares (acting by a majority in interest of such holders) give written notice to the Administrative Agent (on behalf of holders of the Non-Purchaser Notes) indicating that such right of election will not be exercised in respect of such Board Shift Event, then (i) such subordination provisions shall not become operative, (ii) the Administrative Agent shall, within five (5) days thereafter, give written notice to the holders of Non-Purchaser Notes of such notice of non-exercise by the holders of Purchaser Shares, and (iii) the holders of a majority of the outstanding Non-Purchaser Notes shall have the option, exercisable (if at all) within fifteen (15) days after the giving of such notice by the holders of the Purchaser Shares, to purchase (ratably as among the electing holders of Non-Purchaser Notes (as buyers) and as among the holders of Purchaser Shares (as sellers), or in such other proportion(s) as may be agreed by such holders), at a price of $33.50 per Purchaser Share (which shall be payable by wire transfer of immediately available funds within five (5) business days after the exercise of the option hereunder), 14,304 of the Purchaser Shares purchased by the Purchaser on the date hereof pursuant to the Purchase Agreement. Upon any exercise of the foregoing option, the subject Purchaser Shares purchased by the holders of Non-Purchaser Notes shall cease to be Purchaser Shares for purposes of this Agreement, and the transfer thereof shall be effective upon the payment therefor in accordance herewith. The provisions of this Section 3(d) shall only be applicable in respect of the first Board Shift Event occurring subsequent to the date hereof.


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


     4.  NOTICES.

     Any and all notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given at the time when personally delivered, one (1) business day after being sent by recognized overnight courier service with all charges pre-paid or billed to the account of the sender, or five (5) business days after being sent by post-paid first class mail, in each case to the party being notified at its address set forth next to its signature below, or to such changed address as such party may have specified by written notice given in accordance herewith.

     5.  MISCELLANEOUS.

         (a) This Agreement shall, irrespective of where it is executed and delivered, be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to conflicts of laws principles. Any dispute, claim or controversy arising out of or in respect of this Agreement shall be litigated in a state or federal court sitting in New York County, New York, and each party hereby agrees and submits to the exclusive jurisdiction of such courts.

         (b) Neither this Agreement nor any provision hereof may be waived, modified or amended orally or by any course of conduct or usage of trade, but only by an agreement in writing duly executed by the Purchaser and the Administrative Agent (acting upon authorization by the holders of a majority in principal amount of the Non-Purchaser Notes then outstanding). Except in those instances in which specific times for performance are provided herein, no failure to exercise, or delay in exercising, on the part of any party, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         (c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign any of its rights or obligations under this Agreement or any of its Notes and/or Shares except in compliance with the Stockholders Agreement and to a person(s) who expressly agrees in writing (in form and substance reasonably satisfactory to the Purchaser and the Administrative Agent) to be bound by and to comply with this Agreement with respect to the Notes and/or Shares acquired by such person(s).

         (d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which shall together constitute one and the same instrument. This Agreement may be executed by fax, and such signatures shall have the same binding legal effect as ink originals.

         (e) Captions and section headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of any provision hereof.


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


         (f) If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

         (g) This Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

         (h) This Agreement is intended for the sole and exclusive benefit of the parties hereto, their respective successors and permitted assigns, the Debt Sellers, and the holders of Non-Purchaser Notes from time to time, and no other person shall have any right to rely on this Agreement or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit.

               [The remainder of this page is intentionally blank]



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


     IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.

                                             Purchaser:

                      Address For Notices:   PVC FUNDING PARTNERS LLC

                      830 Third Avenue       By:   /s/ Harold Blue
                      4th Floor                    --------------------
                      New York, NY 10022
                      Attn: Carl Kleidman
                                             Administrative Agent:

                      Address For Notices:   WACHOVIA BANK, NATIONAL ASSOCIATION

                      301 S. College Street  By:   /s/ Matthew Berk
                      NC0537                      ---------------------
                      Charlotte, NC 28288
                      Attn: Matthew Berk

                      SCHEDULE A TO INTERCREDITOR AGREEMENT


                                                           PRINCIPAL AMOUNT OF TERM      SERIES C PREFERRED SHARES
HOLDER                                                             LOAN HELD                        HELD
------                                                             ---------                        ----
PVC Funding Partners LLC                                           $20,500,000                    29,851
Wachovia Bank, National Association                                $3,041,820                        195
Credit Lyonnais, New York Branch                                   $1,935,000                        124
Suntrust Bank                                                      $2,211,705                        142
Spring Street Capital                                              $2,211,705                        142
Southtrust Bank                                                    $1,935,000                        124
Cooperative Centrale Raiffeisen-Boerenleebank Ba                   $1,935,000                        124
  "Rabobank Nederland," New York Branch
Bank of America, N.A.                                              $2,765,115                        178
AmSouth Bank                                                       $1,104,885                         71
Hibernia National Bank                                             $1,104,885                         71
Fifth Third Bank, Central Ohio                                     $1,104,885                         71


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



                       ANNEX A TO INTERCREDITOR AGREEMENT


The following provisions shall not be or become operative unless and until they become operative in accordance with Section 3(d) of this Agreement:

     1. Definitions. In addition to those terms defined elsewhere in this Agreement, the following terms shall have the following meanings wherever used in this Annex:

         (a) "Credit Party" shall have the meaning ascribed thereto in the Credit Agreement.

         (b) "Junior Creditor" means the collective reference to all holders of Junior Debt from time to time.

         (c) "Junior Debt" means all principal, interest and other obligations owing at any time and from time to time by any Credit Party under or in respect of the Purchaser Notes, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, or original, renewed or extended.

         (d) "Senior Creditor" means the collective reference to all holders of Senior Debt from time to time. The Junior Creditor shall at all times be entitled to rely upon the authority of the Administrative Agent as the representative of the Senior Creditor for all purposes of this Annex.

         (e) "Senior Debt" means all principal, interest and other obligations owing at any time and from time to time by any Credit Party under or in respect of the Non-Purchaser Notes, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, or original, renewed or extended.

     2. Subordination of Junior Debt. The Junior Creditor will not ask, demand, accelerate, sue for, enforce, take, collect or receive, by set-off or in any other manner, any payments, prepayments or distributions on or in respect of the Junior Debt (whether of principal, interest, collection costs or otherwise)
(a) from any Credit Party, or any successor or assign of any Credit Party, including, without limitation, a receiver, trustee or debtor-in-possession (the term "Credit Party" hereinafter shall include any such successor or assign of any Credit Party), or (b) from any other person, firm, partnership or corporation for the benefit of any Credit Party, unless and until (i) all of the Senior Debt shall have been fully paid and satisfied with interest (including without limitation, any and all interest accruing upon and after the commencement of any proceedings under the United States Bankruptcy Code as in effect from time to time), and (ii) the Credit Agreement and the other Loan Documents have been terminated.

     3. Payments Received by the Junior Creditor. In the event that any payment, prepayment or distribution shall be received by the Junior Creditor upon or with respect to the Junior Debt prior to the satisfaction of all of the Senior Debt and termination of the Credit


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


Agreement and all other Loan Documents, the Junior Creditor shall receive and hold the same in trust, as trustee for the benefit of the Senior Creditor, and shall forthwith wire transfer the amount of the same to the Senior Creditor, for application on the Senior Debt, due or not due, and, until so delivered, the same shall be held in trust by the Junior Creditor as the property of the Senior Creditor, and shall not be commingled with any other property of the Junior Creditor. In the event of the failure of the Junior Creditor to make any such endorsement, assignment or transfer to the Senior Creditor, the Senior Creditor or any of its officers or employees is hereby irrevocably authorized to make the same.

     4. Ownership. The Junior Creditor shall not transfer or assign any of the Junior Debt except to an assignee or transferee who expressly agrees in writing to hold such Junior Debt subject to the terms of this Annex.

     5.  Amendments; Legend.

         (a) None of the stated terms of the Junior Debt, as in effect at the inception of the effectiveness of this Annex, may be altered, amended or otherwise modified in any manner such as would in any manner increase or otherwise alter any Credit Party's obligations thereunder in any manner adverse to any Credit Party, without the prior written consent of a majority in interest of the Senior Creditor.

         (b) Each Purchaser Note shall be inscribed with a legend or provision conspicuously indicating that payment thereof and thereunder may, under the circumstances provided in Section 3(d) of this Agreement, be subordinated to the claims of the holders of Senior Debt pursuant to the terms of this Annex, and true and complete copies thereof will be delivered to the Administrative Agent. Any instrument evidencing any of the Junior Debt, or any portion thereof, which is thereafter executed by any Credit Party will, on the date thereof, be inscribed with the aforesaid legend or provision and a true and complete copy thereof will be delivered to the Administrative Agent on the date of its execution or within five (5) business days thereafter.

     6.  Continuing Subordination; Nature of Subordination.

         (a) The Junior Creditor acknowledges and agrees that the terms and provisions of this Annex do not conflict with or violate any terms or provisions of any agreement, instrument or document executed by any Credit Party and, or in favor of, the Junior Creditor, and that, to the extent the terms and provisions of this Annex may be inconsistent with any such Annex, instrument or document, such agreements, instruments and documents shall be deemed to be superseded by this Annex.

         (b) This Annex shall be irrevocable and shall remain in effect until the Senior Debt shall have been paid in full and the Credit Agreement and the other Loan Documents have been terminated.

         (c) Notwithstanding that this Annex may cease to be effective at any time or for any reason, in the event that any payment made to the Senior Creditor in reliance upon this Annex is subsequently required to be returned to any Credit Party or any trustee in bankruptcy of a Credit Party by reason of such payment having been a fraudulent conveyance or

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


other avoidable payment, this Annex shall be reinstated to the extent of any such avoidable payment which is required to be returned.

         (d) The provisions of this Annex are intended solely for the purpose of defining the relative rights of the holders of the Senior Debt (on the one hand) and the holders of the Junior Debt (on the other hand), and none of such provisions shall impair, as between the Junior Creditor and any Credit Party, the obligations of any Credit Party to make payments in respect of the Junior Debt in accordance with the terms thereof (subject to the terms and conditions of this Annex).

     7. Waivers. No waiver or amendment shall be deemed to be made by the Senior Creditor of any of its rights hereunder, unless the same shall be in writing and signed by the Administrative Agent on behalf of a majority in interest of the Senior Creditor, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the Senior Creditor or the obligations of the Junior Creditor to the Senior Creditor in any other respect at any other time.

     8. Subrogation. Upon payment in full of the Senior Debt, the Junior Creditor shall be subrogated to all rights of the Senior Creditor in respect of the Senior Debt.

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